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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)


                                                      SIX MONTHS ENDED
                                                          JUNE 30,
                                                   ---------------------
                                                      2003       2002       2002         2001        2000      1999      1998
                                                   ----------  --------- ----------   ----------  ---------- --------  ---------
EARNINGS

   Pretax income (loss) from continuing
     operations before preferred interests
     of subsidiaries ...........................   $1,000,549  $ 372,778 $  915,194   $1,206,863  $1,203,681 $344,573  $(187,563)

   Add: Fixed charges excluding capitalized
     interest and preferred interest
     requirements of consolidated
     subsidiaries ..............................       61,785     65,041    128,730      134,484     116,190   90,398     78,728
                                                   ----------  --------- ----------   ----------  ---------- --------  ---------

   Adjusted Earnings ...........................   $1,062,334  $ 437,819 $1,043,924   $1,341,347  $1,319,871 $434,971  $(108,835)
                                                   ==========  ========= ==========   ==========  ========== ========  =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   Interest expense including capitalized
     interest ..................................   $   79,124  $  78,333 $  155,667   $  178,915  $  168,121 $132,986  $ 119,703
   Amortization of debt expense ................        1,067        800      1,859        2,460       2,726    4,854      4,496
   Interest component of lease rental
     expenditures (1) ..........................        5,444      6,372     11,895        9,858       7,343    5,789      3,808
   Preferred interest requirements
     of consolidated subsidiaries (2) ..........        8,404     10,525     19,581        8,608          --       --         --
                                                   ----------  --------- ----------   ----------  ---------- --------  ---------

   Fixed charges ...............................       94,039     96,030    189,002      199,841     178,190  143,629    128,007

   Preferred stock dividend requirements (3) ...        5,071     12,815     17,540       32,495      33,386   24,788      2,905
                                                   ----------  --------- ----------   ----------  ---------- --------  ---------

   Combined Fixed Charges and
     Preferred Stock Dividends .................   $   99,110  $ 108,845 $  206,542   $  232,336  $  211,576 $168,417  $ 130,912
                                                   ==========  ========= ==========   ==========  ========== ========  =========

Ratio of Earnings to Fixed Charges .............        11.30       4.56       5.52         6.71        7.41     3.03         --(4)
                                                   ==========  ========= ==========   ==========  ========== ========  =========

Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends ...............        10.72       4.02       5.05         5.77        6.24     2.58         --(4)
                                                   ==========  ========= ==========   ==========  ========== ========  =========

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(1)   Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(2) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. As a result, these amounts represent the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries.

(3) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.

(4) Earnings in 1998 were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively.